Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: August 31, 2009

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES EXTENSION AND INCREASE OF
REVOLVING WAREHOUSE FACILITY TO $75 MILLION

Southfield, Michigan – August 31, 2009– Credit Acceptance Corporation (NASDAQ: CACC) announced today that it has increased the amount of its revolving secured warehouse facility with an institutional investor from $50.0 million to $75.0 million. In addition, the expiration of the revolving period on the facility was extended from May 23, 2010 to August 31, 2011 and the maturity of the facility was extended from May 23, 2011 to August 31, 2012.

The interest rate on the facility was increased from a floating rate equal to Libor plus 177.5 basis points to Libor plus 375.0 basis points. There were no other material changes to the terms of the facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.